Exhibit 10.2

Amendment of Executive Bonus Program

     WHEREAS, the Company's Executive Bonus Program (the "Bonus Program") provides for certain payments to be made to participants upon the occurrence of a "Qualifying Event" (such as termination without cause, constructive termination or termination of participation in the Executive Bonus Program) during the year in which a Change in Control (as defined in the Bonus Program) occurs; and

     WHEREAS, this Committee, which has authority to amend the Bonus Program, deems it advisable to amend the Bonus Program to provide for the new Change in Control definition contained in the 1998 [Stock Incentive] Plan to be applicable to the Bonus Program, effective on the first day of the year following the year in which the Acquisition is consummated (so that the original Change in Control definition is applicable for the year in which the Acquisition is consummated, and thereafter the new Change in Control provision will be applicable);

     NOW THEREFORE, BE IT RESOLVED, that pursuant to Section 6 of the Company's Executive Bonus Program (the "Bonus Program"), the definition of "Change in Control" contained in Section 5 of the Bonus Program be and hereby is amended, effective on the first day of the year following the year in which the Acquisition is consummated, to be the same as the new definition of "Change in Control" contained in Section IX(c) of the 1998 Plan.